Exhibit 99.1

Sunday, June 1, 2003

Contacts:

REMEC, Inc.

David L. Morash, Chief Financial Officer

(858) 560 1301

Press Release

REMEC Announces Acquisition of Himark

SAN DIEGO, CA — June 1, 2003 — REMEC, Inc. (NASDAQ: REMC) announced today that it has acquired Himark, a private sales distribution and value-added telecommunications sector company headquartered in Beijing, People’s Republic of China.  REMEC issued approximately 1.4 million shares of common stock and other consideration in connection with the acquisition.  Himark has provided sales and distribution services for REMEC since entry into the China telecom market.

Ronald Ragland, Chairman and Chief Executive Officer of REMEC stated that, “The combination of Himark’s team with our resources in REMEC Shanghai provides an important step in REMEC’s strategy to be a major provider of telecom infrastructure equipment in Asia.  In addition to strong sales and marketing skills, Himark has a superb engineering team and brings exciting value-added solution strategies to REMEC.”  Mr. Ragland welcomes Lin Shu Yi, who becomes CEO of the combined entity, REMEC Asia.  In addition to operations in China, Ms. Lin will be responsible for REMEC’s other Asian markets.  Mr. Ragland continued, “REMEC’s strategy in Asia is to build a strong indigenous research, design, development and manufacturing capability that can compete effectively with other local equipment providers and gain decisive competitive advantage from access to REMEC’s global resources.”

Lin Shu Yi stated, “The entire Himark team is very excited to become part of REMEC.  We strongly believe in REMEC’s vision and strategy for an indigenous company in Asia.  Bringing together REMEC’s wireless telecom equipment strength and global resources with Himark’s deep experience of the Chinese telecom market, our focus on total solutions for customers and our built-for-China engineering capability will bring ever greater value for customers in Asia and around the world.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties.  Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.